Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2018, relating to the 2017 consolidated financial statements of Adverum Biotechnologies, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Adverum Biotechnologies, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, CA

August 8, 2019